Exhibit 4.26

RMB Loan Contract

Contract No: Jian Mei Gu Dai 2009001

Type of Loan: Fixed Asset Loans

Borrower: Sichuan ReneSola Silicon Material Co., Ltd.

Domicile: Al-Si Industrial Park , Xiuwen Town, Dongpo District, Meishan, Sichuan Province

Zip Code: 620020

Legal representative: Li Xianshou

Fax: 0833-8566013

Tel: 0833-8568566

Lender: Construction Bank of China Co., Ltd., Meishan Branch

Domicile: No. 119 Hongxing Road, Dongpo District, Meishan, Sichuan Province

Zip Code: 620010

Responsible Person: Liang Yuping

Fax: 0833-8113979

Tel: 0833-8109135

The Borrower applies to The Lender for the loan and The Lender desires to grant the loan. Pursuant to the relevant laws and regulations, both parties here by enter into this Contract after negotiation to observe mutually.

Article 1 Loan Amount

The total amount The Borrower borrows from The Lender (in words): RMB eight hundred million yuan.

Article 2 Loan Purpose

The Borrower shall use the borrowing hereunder for the construction of the 3000 tons per year polycrystalline silicon project located in Al-Si Industrial Park in Meishan. Without the written consent of The Lender, Party should not change the use of the borrowing.

Article 3 Loan Term

The term of the loan is 5 years, commencing from January 24th 2009 to January 23rd 2014.

Should the loan term as specified in this Contract be found inconsistent with those as recorded in the borrowing document (hereinafter referred to “loan certificate”), the granting date as recorded in the loan certificate during first drawing should prevail. The date of maturity as specified in the first clause under this Article clause should be adjusted accordingly.

The loan certificate forms an integral part of this Contract and is of equal legal effect.

Article 4 Loan Interest Rate, Penalty Interest Rate, Interest Calculation and Settlement

1. Loan Interest Rate

The loan interest rate under this Contract is a rate of interest per annum and adopts the rate in Item (3) below:

(1) Fixed interest rate: _____%; this rate should remain unchanged during the loan term

(2) Fixed interest rate: by _____ (upward/downward: choose one) of ____% on the basis of the Basic interest rate of the value date;

(3) Floating interest rate: by upward (upward/downward: choose one) of 15% on the basis of the Basic interest rate of the value date; The rate is adjusted every twelve months according to the basic interest rate of the adjustment date and the above-named upward/downward percentage during the period from the value date though the date of settlement of loan principal and interest. The interest rate adjustment date shall be the corresponding date of the value date in the month of the adjustment. Should there be no corresponding date of the value date in that month, the last day of the month shall be the interest rate adjustment date ..

2. Penalty Interest Rate

(1) If the Borrower fails to use the loan for the purpose as specified in this Contract, the penalty interest rate shall be by 100% upward over the loan interest rate; if the loan interest rate is adjusted as per Clause one Item (3) of this Article, the penalty interest rate should be adjusted accordingly based on the adjusted loan interest rate and the above-mentioned upward percentage.

(2) Penalty interest rate for an overdue loan shall be by 50 % upward over the loan interest rate; if the loan interest rate is adjusted as per Clause one Item (3) of this Article,, the penalty interest rate should be adjusted accordingly based on the adjusted loan interest rate and the above-mentioned upward percentage.

(3) In case of concurrence of the overdue loan and the misappropriated loan, the penalty interest and compound interest shall be applied with the higher rate. ..

3. The value date in this Article refers to the date of transferring the first installment of the loan to the account designated by Party A.

When the first installment of the loan is released under the Contract, the basic interest rate is the loan interest rate for the loan of the same level and the term promulgated by People’s Bank of China on the value date. Henceforth, when the loan interest rate is adjusted according to the above stipulation, the basic interest rate is the loan interest rate for the loan of the same level and the term promulgated by People’s Bank of China on the adjustment date. Should People’s Bank of China cease to promulgates loan interest rates for the loan of the same level and same term, the basic interest rate shall be the rate for the loan of the same level and period as publicly recognized by the banking industry or the prevailing rate for such loan otherwise agreed upon by the two Parties.

4. The loan interest rate shall be calculated from the date on which the loan is transferred to the account designated by Party A. The interest under this Contract accrues on a daily basis, the daily rate equals the annual interest rate divided by 360. If The Borrower fails to pay the interest on the interest settlement date as per the Contract, a compound interest will be charged from the following day.

5. Interest settlement

(1) If the loan  is applied with a fixed interest rate, the interest shall be calculated according to the agreed rate. If the loan is applied with a floating interest rate, the interest shall be thus calculated by the interest rate determined for such   related period. Should there be several times of interest rates floating  during one  interest settlement period, the total interest at the settlement date shall be the sum total of the interests calculated by the interest rate for each floating period.

(2) The interest of the loan under this Contract shall be settled by the method in Item 1 as below:

a.	interest settled on a monthly basis; settlement of interest on 20th day of each month;

b.	interest settled on a quarterly basis; settlement of interest on 20th day of the last month of each quarter;

c.	other methods (none).

Article 5 Loan Drawing

1. Drawning.  pre-conditions

Unless the Lender  waivers all or part of the following conditions, the Lender shall be obliged to  grant the loan given that  all conditions herein are satisfied and/or maintained to be satisfied :

1.	The Borrower has completed the relevant approval, registration, delivery, insurance and other legally required procedures with regard to the loan under this Contract;

2.	The guarantee contract for the loan under this Contract (if any) has come into effect and will continue to be effective;

3.	The Borrower has opened an bank account for the purpose of drawing and repayment according to Lender’s requirements;

4.	The Borrower has not breached any clause of the Contract or incurred any circumstance that may impair the security of the creditor’s right The Lender is entitled to;

5.	The loan under this Contract is not prohibited or limited by laws, regulations or authorities;

6.	Other conditions: none

2. Drawing Plan

The Borrower shall draw the borrowing according to the plan in Item (2) below:

(1) Drawing plan as follows:

a. ___(mm)___(dd) ___(yy);  Amount   Blank  ;

b. ___(mm)___(dd) ___(yy);  Amount   Blank  ;

c. ___(mm)___(dd) ___(yy);  Amount   Blank  ;

d. ___(mm)___(dd) ___(yy);  Amount   Blank  ;

e. ___(mm)___(dd) ___(yy);  Amount   Blank  ;

f. ___(mm)___(dd) ___(yy);  Amount   Blank  ;

(2) The date of the first installment drawing shall be January 24th, 2009 and the amount is four hundred and fifty millions. The remaining three hundred and fifty millions will be granted after the balance own capital of The Borrower has been invested.

3. The Borrower should draw the borrowing according to the Item (2) above and should not advance or postpone or cancel the drawing unless without the written consent of the Lender.

4. Even if the Borrower draws the borrowing in installments, the maturity of the loan should be determined according to Article 3.

Article 6 Repayment

1. Principle of Repayment

The Borrower should repay the loan under this Contract in line with the following principles:

The Lender is entitled to firstly use the repayment to reimburse the expenses which should be borne by the Borrower according to this Contract but directly paid by the Lender and the expenses incurred when exercising the creditor’s rights of the Lender. The remaining repayment shall be used to repay the interest first and then the principal to ensure the interest shall be paid together with the principal. For the loans, the principal of which, or/and interest is overdue for more than 90 days or the loan as otherwise stipulated by the laws or regulations, the repayment shall be repaid in accordance with the principle that the principal shall be paid before the interest after the reimbursement of the above expenses.

2. Interest payment

The Borrower shall pay the due interest on the date of interest settlement. The date of the first interest payment is the first date of interest settlement after the loan granting. During last installment repayment, the interest shall be paid up together with the principal.

3. Principal repayment plan

The principal repayment plan shall be determined by Item (1) and Item (2) of the following methods:

(1)	Principal repayment plan as follows:

a. on or before December 31st, 2010     Amount: one hundred million;

b. on or before December 31st, 2011     Amount: one hundred and eighty million;

c. on or before December 31st, 2012     Amount: three hundred million;

d. on or before December 31st, 2013     Amount: two hundred and twenty million.

(2) a. The Lender is entitled to adjust the above-mentioned repayment plan in conjunction with the actual repayment status of the convertible bonds of the holding company of the Borrower, the operating situations of the Borrower after commissioning and the implementation of the electricity tariff.

b. The Lender is entitled to adjust the loan repayment plan according to the loan drawing status..

4. Repayment method

The Borrower shall, before the stipulated repayment date, deposit enough founds payable during such related period to the account designated by the Lender and have the due amount transferred to the Lender automatically (the Lender is entitled to draw fund from the designated account for loan repayment purpose) or transfer the amount from other bank account of the Borrower on the stipulated repayment date to repay the loan

5. Pre-repayment

If the Borrower intends to pre-repay the loan amount, it shall file a written application to the Lender 30 days prior to the proposed pre-repayment. With the consent of the Lender, the Borrower can pre-repay the loan in part or whole.

The interest for the pre-repaid loan amount shall be calculated on the actual days for the loan and the agreed loan interest rate under this Contract.

In the case of the pre-repayment, the Lender is entitled to charge the Borrower a compensation of an amount determined by Item 2 of the following standards:

(1)	Compensation amount= pre-repaid principal amount ×number of months for pre-repayment×_____‰. If less than one full month, calculate as one month.

(2)	exemption from the compensation for pre-repayment

If the loan is repaid in installments and the Borrower pre-repays part of the principal the repayment should be made in an order reverse to the loan repay plan. After the partial pre-repayment, the interest of the balance loan shall be calculated by the agreed interest rate in accordance with the Contract

Article 7 Rights and Obligations of the Borrower

1. Rights of the Borrower

(1) The Borrower is entitled to request the Lender to grant the loan according to the Contract;

(2) The Borrower is entitled to use the loan for the agree purpose under the Contract;

(3) The Borrower is entitled to apply for an extension of the loan term when meeting the conditions required by the Lender;

(4) The Borrower is entitled to require the Lender to keep confidential the related financial materials and business secrets unless otherwise regulated by the laws and regulations or requested by the authorities or agreed upon by both parties.

(5) The Borrower has the right to refuse the extortion of bribe by the Lender and its staff and report the above acts and any acts of the Lender which violate the related laws and regulations with regard to loan interest rate and service charge rate and others.

2. Obligations of the Borrower

(1) The Borrower shall draw the loan, repay in full the loan principal and the related interest and undertake the expenses as specified in this Contract;

(2) The Borrower shall provide the relevant financial statements and the business operation material, including, but not limited to, the balance sheet for the previous quarter, income statement for the period ended at the previous quarter (income and expenditure sheet for the public institutions as the case may be) which shall be provided within the 30th working day of the first month of each quarter, and the cash flow statement for the whole year in time after the year; and warrant that the documents and materials provided are authentic, complete and valid and there is no fraud materials or important financial facts concealed.

(3) The Borrower shall notify the Lender in writing and provides the relevant modified materials within five working days if changes occur on the items registered with the Industrial and Commercial Bureau including company name, legal representative (responsible person), resident place, business scope, registered capital, the Articles of Association ect.

(4) The Borrower shall use the loan for the purpose as specified in this Contract and shall not occupy or misappropriate the loan or use the loan in illegal dealings; should assist the Lender in the supervision and inspection over the business operation, financial activities and the use of the loan; shall not take out capital, transfer assets or make use of related party transactions to avoid the debt; shall not make use of the forged contract or discount or mortgage any right of credit like notes receivable and account receivable based on no real trading background to obtain cash or credit lines from the bank.

(5) The Borrower shall observe the national the related national rules and regulations with regard to environment protection in using the loan under the contract to engage in manufacturing and project construction

(6) The Borrower shall not provide a guarantee for a third party with the assets formed by the loan under this Contract without the Lender’s consent before paying off the principal and interests to the Lender;

(7) If the Borrower is a group company, it shall report promptly to the Lender the relate party transactions with an amount of more than 10% of the net assets of the Borrower, including: a. the relations between the related transaction parties; b. the subject and nature of the transaction; c. the amount or the related proportion of the transaction; d. pricing policy (including transactions without amount or with nominal amount);

(8) If the loan under the Contract is a fixed asset loan or a project loan, the Borrower shall guarantee that project has obtained the approval by relevant official authority and there are no  any circumstance in violations of laws and regulations; that the capital in cash or other funds to be raised have been injected or invested in full as per the schedule and proportion ; that the project will be completed on schedule.

Article 8 Rights and Obligations of the Lender

1. The Lender is entitled to demand the Lender to repay the principal and pay the interest and expenses according to schedule; to exercise other rights under this Contract; and to request the Borrower to fulfill its obligations under the Contract.

2. The Lender shall grant the loan according to this Contract with an exception that the delay is caused by the Borrower or by other reasons that cannot be attributed to the Lender;

3. The Lender shall keep confidential the financial materials and business secrets with regard to production and operation unless otherwise regulated by the laws and regulations or requested by the authorities or agreed upon by both parties;

4. The Lender shall not bribe or extort or receive bribe from the Borrower or its stuff;

5. The Lender shall not carry out dishonest acts or acts that may impair the legitimate interests of the Borrower.

Article 9 Liabilities for Breach of Contract and the remedial measures under the circumstances that the creditor’s rights of the Lender are endangered

Event of Default and responsibilities of Lender

1.	The Borrower is entitled to demand the Lender to grant the loan in accordance with the Contract if there’s no justified reasons to withhold the loan;

(2) The Borrower is entitled to demand the Lender to refund the interest and expenses imposed on the Borrower in violation of national prohibiting laws and regulations.

2. Event of Default by Borrower

(1) The Borrower violates any stipulation of this Contract or any statutory obligations;

(2) The Borrower expressly indicated by words or acts that it will not perform any responsibility stipulated in this Contract.

3. Possible damages to the creditor’s rights of the Lender

(1) Any of the following incidents which the Lender believes will affect the security of the creditor’s rights under this Contract: contraction, being taken over, lease, stockholding system reform, reduction of the registered capital, investment, co-managing, merger, acquisition, acquisition restructuring, division, starting a joint venture, applying for cessation of business operation, applying for dissolution of business, being revocated, applying for bankruptcy, changes of the controlling shareholders or actual controller, transfer of the significant assets, cessation of production, going out of business, being imposed of heavy fines by authorities, cancellation of registration, revocation of the business license, involving in any significant lawsuits, serious difficulties in business or deterioration of financial situation, the failure of the legal representative or responsible person to fulfill normal duties;

(2) Any of the following incidents which the Lender believes will affect the security of the creditor’s rights under this Contract: the Borrower fails to fulfill other due liabilities (including the due liabilities owed to the Construction Bank of China of different levels or other third parties), or transfer the assets at low price or for free , mitigate or annul the liabilities of third party, exercise the creditor’s or other rights passively or provide guarantee for third party;

(3) The shareholders of the Borrower abuse the independent legal person status or limited liabilities of the shareholder to escape from debt which the Lender believes will affect the security of the creditor’s rights under this Contract;

(4) Any of the prerequisites for the granting of loan under this Contract is not met consistently;

(5) Any of the following incidents relating to the Guarantor which the Lender believes will affect the security of the creditor’s rights under this Contract:

a. violations of any stipulation of the guarantee contract or any falsehood, error or omission existing between the statements and guarantee issues;

b. the following incidents that may affect the capability of the guarantor: contracting, being taken over, lease, stockholding system reform, reduction of the registered capital, investment, co-managing, merger, acquisition, acquisition restructuring, division, starting a joint venture, applying for cessation of business operation, applying for dissolution of business, revocation, applying for bankruptcy, changes in the controlling shareholders or actual controller, transfer of the significant assets, cessation of production, going out of business, being imposed of heavy fines by authorities, cancellation of registration, revocation of the business license, involving in any significant lawsuits, serious difficulties in business or deterioration of financial situation, the failure of the legal representative or responsible person to fulfill normal duties;

c. Other incidents that may result in the loss of the guarantee capability;

(6) Any of the following incidents occurs on mortgage and pledge which the Lender believes will affect the security of the creditor’s rights under this Contract:

a. The destruction, loss or devaluation of the mortgage assets or pledge assets due to the behavior of the third party, national collection, confiscation, expropriation, taking back without payment, relocation, market changes or other reasons;

b. The mortgage assets or pledge assets are sealed, distressed, frozen, transferred, detained, sold at an auction, supervised by the executive authorities or there exists ownership disputes;

c. Violations of any stipulation by the mortgagor or pledgor or any falsehood, error or omission existing between the statements and guarantee issues;

d. Other circumstances that may impair the Lender’s fulfillment of the right to mortgage or right of pledge;

(7) Failure in establishment, ineffectiveness, invalidity, revocation, termination of the guarantee; the guarantor breaches the Contract or indicates by words or acts that it will not fulfill the guarantee responsibility; or the guarantor loses part or the entire guarantee capability, or the devaluation of the guarantee and other circumstances which the Lender believes will affect the security of the creditor’s rights under this Contract; or

(8) Other circumstances which the Lender believes will affect the security of the creditor’s rights under this Contract.

4. Remedial measures by the Lender

The Lender shall be entitles to exercise one or more of the following rights when the circumstances stated in second and third paragraphs of Article 9 occur:

(1) To cease the granting of the loan;

(2) to declare an immediate maturity of the loan; demands the immediate repayment of the principal, interest and expenses due or undue;

(3) If the Borrower fails to draw and use the loan according to the Contract, the Lender shall be entitled to demand the Borrower to pay a penalty equivalent to 5% of the amount drawn disregarding the provisions of the Contract and to refuse the drawing of the undrawn loan by the Borrower;

(4) If the Borrower fails to use the loan for the purpose as specified in this Contract, the Lender shall be entitled to charge penalty interest and compound interest on the misappropriated loan at the penalty interest rate and by interest settlement method stipulated in this Contract from misappropriation date until the Borrower pays up principal and interest;

(5) If the loan is overdue, the Lender shall be entitled to charge penalty interest and compound interest on the overdue portion of loan principal and interest (including part and entire of the premature loan principal and interest declared by the Lender) at the penalty interest rate and by interest settlement method stipulated in this Contract from overdue date until the Borrower pays up principal and interest. The overdue debt refers to the failure of the Borrower in paying off the borrowing timely or according to the installment plan under this Contract.

Before the mature of the loan, the Borrower shall be charged with a compound interest on the overdue interest at the penalty interest rate and by interest settlement.

(6) Other remedial measures, including but not limited to:

a. The Lender may directly deduct from the Borrower’s account at the Construction Bank of China the relevant amount in RMB or other currency without pre-notice;

b. Exercise the rights of guarantee;

c. The Lender may request the Borrower to provide new guarantee for all the debts under this Contract in accordance with the Lender’s requirement;

d. Dissolution of this Contract.

Article 10 Other provisions

1. Expenses

Except otherwise agreed upon by both parties, the Borrower shall undertake all the expenses under this Contract and the expenses related to the guarantee under the Contract, including legal consultation service charges, insurance, evaluation fees, registration charges, storage fees, appraisal expenses and notarization costs.

The Borrower shall bear all the expenses (including but not limited to litigation fees, arbitrations fees, storage fees, travel expenses, execution fees, evaluation fees, lot money, notarization costs, delivering fees, notice fees and attorney’s fee) which the Lender has incurred during the realization of the creditor’s rights.

2. The use of the information of the Borrower

The Borrower agrees that the Lender may inspect the Borrower’s credit status from the credit database established under the approval of the Construction Bank of China and credit departments or from relevant organizations and departments and may provide the information of the Borrower to the credit database mentioned above. The Borrower agrees that the Lender may properly use and disclose the information of the Borrower due to business needs.

3. Collection through public announcement

In case the Borrower delays the repayment of loan principal and interest or violates its undertaking, the Lender is entitled to report to the relevant authority on the said act(s) and make such act(s) public in the mass media.

4. Evidence effect of the records of the Lender

Unless there is reliable and definitive adverse proof, the internal accounting records relating to the principal, interest, expenses and repayment records, the supporting documents and vouchers made or preserved by the Lender generated during going through business procedure of drawing, loan repayment and interest payment shall serve as the effective evidences of the debtor-creditor relationship between the Borrower and the Lender. The Borrower shall not raise an objection only because the above-mentioned records, supporting documents, vouchers are unilaterally made and preserved by the Lender.

5. Retention of rights

The rights of the Lender under this Contract shall not effect or exclude other rights entitled under the laws and regulations and other contracts. Any forbearance, extension or favor granted on the contract breach or delay or any delay by the Lender in exercising any of its rights under this Contract shall not be considered as a waiver of the rights and interests under this Contract, or the permission or approval of the behavior violating the stipulations of this Contract, or limit, prevent or hinder the continuing exercising of the rights thereof or the exercising of any other rights, or results in any obligations and responsibilities Lender undertakes to the Borrower.

6. In case that the Borrower owns due debts other than the debts under this Contract to the Lender, any sum payable by it under this Contract may be directly deducted by the Lender from the account opened by the Borrower at the Construction Bank of China in RMB or other currencies. The Borrower agrees not to raise any objection.

7. The Borrower shall notify the Lender in writing of changes of the address or contact information. If fails to notify in time, the loss caused thereby shall be undertaken by the Borrower.

8. Deduction of the amount payable

The Lender shall be entitled to deduct directly all the amounts payable under this Contract from the account opened by the Borrower at the Construction Bank System in RMB or other currencies without noticing the Borrower in advance. In case the exchange settlement and foreign exchange transaction procedure are needed to be completed the Borrower shall assist the Lender in completing these formalities and the exchange rate risk shall be borne by the Borrower.

9. Dispute Resolution

Any dispute arising from or out of the performance of this Contract shall be resolved by both parties through amicably negotiation. If no agreement can be reached through consultations, the disputes shall be resolved through the means in Item (1) below:

(1) Legal action at the court of jurisdiction over the area where the Lender is located;

(2) Application for arbitration with ________ Arbitration Commission (Place of Arbitration ____)in accordance with the arbitration rules effective at the date of application. The arbitral award will be final and binding upon the two parties concerned.

During the course of legal action or arbitration, the parties should continue to perform the terms that are not involved in the dispute.

10. Effectiveness

This Contract shall become effective after it is signed and sealed by the legal representatives or authorized signatories of the Borrower and the Lender.

11. This Contract shall be made in five copies.

12. Miscellaneous

(1) The Borrower undertakes that:

a. The Borrower has established the principal account with the Lender before the granting of the fixed assets loan and revoked all the domestic and foreign currency accounts at other banks and will not transfer the principal account to other banks before the complete repayment of loan;

b. The Lender will be the Borrower’s only bank of domestic and foreign currency accounts when there’s no credit support by other financial institutions to the Borrower; the Borrower may open accounts at other bank due to business needs after getting the Lender’s consent;

c. [****]*

*	This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

d. The Borrower undertakes that the prepayment of RMB150 million made by Zhejiang Yuhui Solar Energy Source Co., Ltd will be converted to be shareholder loans before June 30th, 2009 and the prepayment will not be used to offset the payment of goods or be refunded;

e. The Borrower promises not to refund the shareholder loans and the loans from the related affiliates in the group before paying off the principal and interest to the Lender;

f. The Borrower will not distribute dividends to the shareholders before paying off the principal and interest to the Lender without the consent of the Lender

g. The Borrower undertakes that it will not sell on credit and will adopt cash and bank acceptance bill as one of the settlement methods.

h. that Zhejiang Yuhui Solar Energy Source Co., Ltd undertakes to buy the polysilicon materials from the Borrower in the first place during purchasing feedstock.

(2) Default Clause

a. The Borrower shall revoke all the domestic and foreign currency accounts at other banks and the Lender will be the only bank of domestic and foreign currency accounts when there’s no credit support by other financial institutions to the Borrower and will open accounts at other bank due to business needs after getting the Lender’s permission;

b. [****]*

c. The Borrower promises not to refund the shareholder loans and the loans from the related group affiliates before paying off the principal and interest to the Lender;

d. The Borrower undertakes that it will not sell on credit and will adopt one of the settlement methods between cash and bank acceptance bill;

e. Any violation of any of the above four clause shall be considered as the violation of the Contract and the Lender shall have the right to recover the premature loan ahead of schedule.

(3) The Borrower shall apply for the property ownership certificate and complete the mortgage procedure on land and real estate issues and add the machinery and equipment as the mortgage on a timely basis after the completion of the project construction.

*	This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

Article 13 Statement

1. The Borrower has got a comprehensive and accurate understanding of business scope and extent of authorization of the Lender;

2. The Borrower has read all the provisions under this Contract; the Lender has made the corresponding explanations in response to the request by the Borrower; and the Borrower has got a complete and accurate understanding of all the provisions of this Contract and the corresponding legal consequences.

3. The behavior that the Borrower enters the contract and performs the obligations under the contact is in compliance with laws, regulations, statute and internal organizational documents and with the approval of the authority of the company and/or the national authority.

Borrower (Seal)

Legal representative (responsible person) or authorized signatory: /s/Li Xianshou

Date: January 24th, 2009

Lender (Seal)

Legal representative (responsible person) or authorized signatory: /s/Liang Yuping

Date: January 24th, 2009